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Exhibit (d)(vii)

FORM OF EMPLOYEE STOCK PARTICIPATION PLAN

EXCO HOLDINGS INC.
EMPLOYEE STOCK PARTICIPATION PLAN

        1.     Purpose. The EXCO Holdings Inc. Employee Stock Participation Plan (the "Plan") is intended to provide a method whereby employees of EXCO Resources, Inc., a Texas corporation ("EXCO"), which is the wholly-owned subsidiary of EXCO Holdings Inc., a Delaware corporation ("EXCO Holdings"), and employees of any EXCO subsidiary will have an opportunity to share in proceeds received on the occurrence of a Participation Event (defined in Section 6 below) as though such employees were shareholders of EXCO Holdings. The Plan also furthers the purpose of advancing the best interests of EXCO and EXCO Holdings by providing employees of EXCO and any of its subsidiaries (the "Employees") with additional incentive to remain employed with EXCO and aligning their interests with the interests of EXCO Holdings.

        2.     Administration. The Plan will be administered by the EXCO Holdings Board of Directors or a committee designated by such Board of Directors (the "Administrator"). All questions of interpretation and application of the Plan will be subject to the determination, which will be final and binding, of a majority of the members of the Administrator. A member of the Administrator who is also a participant in the Plan will not vote or act upon any matter relating solely to himself or herself.

        3.     Plan Shares. The Plan shall be deemed to be the holder of 720,000 shares of the Class A common stock, $0.001 par value per share, of EXCO Holdings (the "Class A Common Stock") and 1,037,037 shares of the Class B common stock, $0.001 par value per share, of EXCO Holdings (the "Class B Common Stock;" and together with the Class A Common Stock, the "Common Stock"), and EXCO Holdings shall reserve for issuance 720,000 shares of Class A Common Stock and 1,037,037 shares of Class B Common Stock (the "Plan Shares"). The number of Plan Shares deemed issued and outstanding shall be adjusted in accordance with Section 4.

        4.     Changes in EXCO Holdings' Capital Structure. The Plan will not affect in any way the right or power of EXCO Holdings or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in EXCO Holdings' or EXCO's capital structure or its business, or effect any merger or consolidation of EXCO or EXCO Holdings, or issue any bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights of the Common Stock, or dissolve or liquidate EXCO or EXCO Holdings, or sell or transfer all or any part of the assets or business of EXCO or EXCO Holdings, or undertake any other corporate act or proceeding, whether of a similar character or otherwise. However, if EXCO Holdings effects a subdivision or consolidation of shares or other capital readjustment or pays a stock dividend, then (a) if the number of such shares outstanding is increased, then the number of Plan Shares shall be proportionately increased; and (b) if the number of such shares outstanding is reduced, then the number of Plan Shares shall be proportionately reduced. Upon the closing of the sale of a class of EXCO Holding's capital stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act") other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation (an "IPO"), the Administrator shall replace this Plan with one that contains terms appropriate for a publicly traded company.

        5.     Eligibility. To be eligible to participate in the Plan, an Employee must meet all of the following conditions: (a) the Employee must have been employed by EXCO for at least one (1) year prior to a Participation Event (as defined in Section 6), unless the Administrator waives this condition no later than 30 days after such Employee is first employed by EXCO, (b) the Employee does not own, directly or indirectly, an equity interest in EXCO Holdings, unless such equity interest was acquired in an open-market transaction after an IPO, and (c) the Employee is employed by EXCO on the day immediately preceding a Participation Event. An Employee meeting all of the above conditions shall be deemed to be an "Eligible Employee."

        6.     Participation Event. For purposes of this Plan, a "Participation Event" shall occur if through any transaction or series of transactions (a) EXCO is merged or consolidated with another Entity such that the common stock of EXCO is converted into the right to receive consideration other than EXCO common stock or Common Stock, as the case may be, (b) EXCO Holdings sells or otherwise disposes of substantially all of its common stock in EXCO to another Entity for consideration, (c) EXCO sells or otherwise disposes of all or substantially all of its assets and the proceeds from such sale are distributed to EXCO Holdings (subsections (a), (b), and (c) shall be collectively referred to as "EXCO Participation Events"), or (d) the occurrence of any of the events described in subsections (i)-(iii) of the definition of Change of Control set forth in the Stock Repurchase Agreement of even date herewith by and among EXCO Holdings and the persons listed on the signature pages attached thereto; provided, however, that if the Change of Control is triggered by the sale or transfer of all or substantially all of the assets of EXCO Holdings, the proceeds of any such sale must have been distributed to the shareholders of EXCO Holdings (subsection (d) shall be referred to as "EXCO Holdings Participation Events"). For purposes of this Agreement, the term "Entity" shall mean any corporation, partnership, limited liability company, individual, trust, governmental entity, association or other for profit or not for profit entity.

        7.     Consideration Paid to Plan on Participation Event. On the occurrence of an EXCO Participation Event, the Plan shall be entitled to receive an amount equal to the aggregate consideration paid to EXCO Holdings multiplied by the percentage of the capital stock of EXCO Holdings represented by the Plan Shares, and on the occurrence of an EXCO Holdings Participation Event, the Plan shall be entitled to receive the same per share consideration for the Plan Shares as the holders of the issued and outstanding shares of the same class of EXCO Holdings Common Stock receive for their shares (the "Participation Consideration").

        8.     Distribution of Plan Consideration. On the payment to the Plan of the Participation Consideration, the Administrator shall distribute to the Eligible Employees, in the aggregate, the Participation Consideration less the difference between (i) $1,081,037 (which was the deemed value of the Plan Shares on the Effective Date of the Plan) and (ii) an amount equal to $160,000 multiplied by the number of complete years from the Effective Date to the date immediately preceding the date of the Participation Event (there will be no pro rated amount for partial years); provided that the amount of such reduction shall not exceed $640,000. The reduction in the Participation Consideration shall be referred to as the "Plan Deduction." The remaining amount, if any, of the Participation Consideration less the Plan Deduction shall be referred to as the "Employee Participation Amount" and shall be payable in full to the Eligible Employees. Each Eligible Employee shall be entitled to receive a portion of the Employee Participation Amount determined by multiplying the Employee Participation Amount by a fraction, the numerator of which is the cumulative amount of the salary and bonus paid to the Eligible Employee by EXCO from the Effective Date of the Plan through the date immediately preceding the date of the Participation Event and the denominator of which is the cumulative amount of the salary and bonus paid to all Eligible Employees of EXCO from the Effective Date of the Plan through the date immediately preceding the date of the Participation Event. The Plan Deductions shall revert back to the general assets of EXCO Holdings.

        9.     Termination of Employment or Death of Employee. Any benefits provided to an Employee under the Plan, including the right to receive any portion of the Employee Participation Amount, shall NOT vest until the occurrence of a Participation Event. Therefore, except upon special action of the Administrator, any employee's benefits or rights under the Plan shall terminate immediately after the severance of the employment relationship between EXCO and the Employee for any reason, including the death or disability of the Employee or such Employee's termination with or without cause. Whether authorized leave of absence or absence on military or government service will constitute severance of the employment relationship between EXCO and the Employee shall be determined by the Administrator at such time.

        10.   No Rights as Stockholder. No Employee shall have rights as an EXCO Holdings stockholder with respect to Plan Shares.

        11.   Employment Obligation. Neither the existence of the Plan nor the grant of any rights to an Employee under the Plan shall impose upon EXCO or EXCO Holdings any obligation to employ or continue to employ such Employee. EXCO's right to terminate the employment of any Employee shall not be diminished or affected by reason of the fact that the Employee may benefit from the Plan. No Employee shall have any claim to be designated an Eligible Employee and there is no obligation for uniformity of treatment of any Employee.

        12.   Amendment or Termination of Plan. The Administrator may modify, revise, or terminate this Plan at any time and from time to time prior to a Participation Event. No termination, modification, or amendment of the Plan may occur after a Participation Event without the written consent of a majority of the Eligible Employees. The Plan shall terminate on the payment of the Employee Participation Amount to the Eligible Employees.

        13.   Transferability. No benefits provided to an Employee under the Plan, including the right to receive any portion of the Employee Participation Amount, may be assigned, transferred, pledged, or otherwise disposed of in any way by the Employee. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.

        14.   Governing Law. EXCEPT AS TO MATTERS RELATING TO THE INTERNAL AFFAIRS OF EXCO HOLDINGS WHICH SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN THE CITY OF DALLAS.

        15.   Successors. The obligations of EXCO Holdings under the Plan shall be binding upon any assignee or successor in interest thereto.

        16.   Non-Alienation. An Employee shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. Nothing in this Section shall limit a Participant's rights or powers to dispose of the Participant's property by will or limit any rights or powers which the Participant's executor or administrator would otherwise have.

        17.   Withholding. All payments to an Eligible Employee under this Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

        18.   Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant, or would disqualify this Plan under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Administrator, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.

        19.   No Liability for Good Faith Determinations. The members of the Administrator shall not be liable for any action, failure to act, omission or determination taken or made in good faith with respect to this Plan. The Administrator shall have the discretion, subject to the terms of the Plan, to make determinations and interpretations of the Plan which need not be the same with respect to each Eligible Employee.

        20.   Source of Payment. The obligations under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of EXCO Holdings or from one or more trusts, the assets of which are subject to the claims of general creditors.

        21.   Effective Date of Plan. This Plan shall become effective on the "Closing Date," as defined in that certain Merger Agreement dated March 11, 2003 by and among EXCO Holdings, EXCO and ER Acquisition, Inc.

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  Exhibit (d)(vii)
FORM OF EMPLOYEE STOCK PARTICIPATION PLAN